Exhibit 99.1

Genesis Technology Group, Inc. Leverages 2006 Annual Report With $2.9 Million in Net Income and Assets of $7.2 Million

Last Update: 6:30 AM ET Feb 12, 2007

BOCA RATON, Fla., Feb 12, 2007 (PrimeNewswire via COMTEX) -- Genesis Technology Group, Inc. (GTEC) released its Annual Report for fiscal year 2006, the 10-KSB filing. The Company revealed net income of $2.9 million and assets of $7.2 million, making the year its most successful in its history. This equated to net income of $0.03 per common share, fully diluted, and a positive increase of $6.6 million from the previous fiscal year’s net loss of $3.7 million.

Under a directive from its newly expanded Board of Directors, the Company has planned a spring marketing campaign that could expand the recognition of its achievements and potential among a broader audience of investors in the U.S. and abroad. The marketing program includes:

•	Review of the Company’s performance by an established stock market analyst. This detailed report should be readied for wide dissemination during the first half of calendar year 2007.

•	National publicity campaigns by professional media companies, designed to reach a broader audience and educate investors of the success, potential and risks of the Company’s current business model.

•	Hosting national investor seminars under the direction of a professional advisor that will include domestic travel by Company executives and directors to meet with experienced investors.

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Formulation of a prospectus by its own Board of Directors to secure future investment for expansion and support of its programs. The Company believes that it is well positioned to reach a group of international investors, particularly focused on China, who could assist the Company and its business model to attain more advanced and rewarding levels.

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Release of a CEO letter to present the plan and forecast for fiscal year 2007 and beyond, addressing the status of its current Chinese partner companies, the procedure by which these companies are screened and reorganized to attain U.S. public company status, and the potential benefits and risks to Genesis and its shareholders.

CFO Adam Wasserman summarized the audited Annual Report: “For the year ended September 30, 2006, we reported net income of $2,909,606 or $0.03 per common share, compared to a net loss of $(3,726,929) or $(0.06) per common share for the year ended September 30, 2005, a positive increase of $6,636,535. “As of September 30, 2006, the Company’s total assets amounted to $7,231,773, compared to $1,719,042 on September 30, 2005. Our total operating expenses decreased by $1,066,815 compared to the previous 12 months of operation. Furthermore, through the sale of marketable securities that the Company had previously received for services rendered, our cash and trading marketable securities totaled $809,700 on December 31, 2006.”

President Kenneth Clinton said: “We are going to attempt to do a better job of reaching out to shareholders, giving earnings forecasts and meeting the expectations of shareowners. In this business climate, we must be both extremely careful and conservative about our expectations. However, we are enthusiastic about our model and our progress in China. We have tried to correspond to our base by outlining the current performance of Genesis, why we feel that our business model is trending up, and, most of all, why we are ardently positioned to capture the most appealing expansion effort and profit opportunities for Genesis in the years ahead.”

About Genesis Technology Group, Inc.

Genesis Technology Group, Inc. (d/b/a Genesis China and GTEC) is a U.S. public company that earns, enhances and markets equity positions in small to mid-sized Chinese enterprises. Commitment, dedication, and expertise are the key components to the Genesis “Mission Statement.” It has created a successful profit center by incubating Chinese companies in a wide range of sectors, creating so-coined “partner companies.” Genesis makes a long-term commitment with management consultation, board of directors composition, creation and implementation of successful business models, which include expansion of markets in China and abroad. To help drive the success and profitability of these operations, Genesis provides resources and proficiency to maximize partners’ leadership potential in China and attempts to increase high-margin, predictable earnings. For more information, visit http://www.Genesis-China.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company’s ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

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SOURCE: Genesis Technology Group, Inc.

Genesis Technology Group, Inc.

Kenneth L. Clinton, President

(561) 988-9880

Facsimile: (561) 988-9890

info@Genesis-China.net

7900 Glades Road, Suite 420

Boca Raton, Florida 33434

United States of America